Exhibit 10.1

3 Columbus Circle, 24th Floor

New York, New York 10019

CONFIDENTIAL

February 9, 2023

Newcourt Acquisition Corp.

2201 Broadway, Suite 705

Oakland, CA 94612

Attention: Marc Balkin

Re:	Engagement of Services

Dear Marc:

This will confirm the basis upon which Newcourt Acquisition Corp. (“Client”) has engaged (the “Engagement”) J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its capital markets advisor in connection with a private placement to fund a possible business combination with a third party (“Target”) (the “Transaction”). Such services include:

•	Familiarizing itself with the business, operations and financial condition of Client and Target;
•	Providing capital markets advice to Client on the financial aspects of the Transaction;
•	Evaluating of current market conditions, advising on structure and terms, and counseling as to strategy and tactics;
•	Secure non-redemption agreements and facilitate maximum participation in staying in Client’s trust account referred to in the prospectus for the benefit of the public stockholders of Client (“Trust Account”); and
•	Providing such other investment banking services as are customary for similar transactions and as may from time to time be agreed upon by CCM and Client in writing.

1.            Fee and Expenses. Client shall pay CCM (i) an advisory fee in an amount equal to $1,000,000 paid in full in either U.S. dollars simultaneously the closing of the Transaction or an equivalent dollar amount of common stock or equivalent equity (the “Deferred Shares”) of the publicly listed post-business combination company (the “Post-Closing Company”) which shares shall be delivered between sixty (60) and ninety (90) calendar days following the closing of the Transaction as determined by Client (the “Advisory Fee”); provide that Client shall make the election to receive cash or Deferred Shares in writing at least one business day prior to the closing of the Transaction (and if no election is made the Advisory Fee shall be paid in cash at the closing of the Transaction) and (ii) 5.0% of gross proceeds raised from investors or other third parties and received by Client or Target simultaneously with or before the closing of the Transaction, including but not limited to, proceeds released from the Trust Account with respect to any stockholder of Client that (x) entered into a non-redemption or other similar agreement or (y) did not redeem Client’s Class A ordinary shares, in each instance to the extent such stockholder was identified to Client by CCM (the “Offering Fee”, and, together with the Advisory Free, the “Transaction Fee”) which shall be payable in U.S. dollars by Client and due to CCM simultaneously with the closing of the Transaction; provided, however, that Client may apply up to 50% of the Offering Fee as a reduction to the Advisory Fee, but in no event shall such reduction exceed $500,000.

On September 23, 2021, Client entered into an engagement letter with CCM (the “IPO Engagement Letter”), pursuant to which Client agreed to pay CCM advisory fees for services rendered in connection with Client’s initial public offering and initial business combination, a portion of which will be payable upon the consummation of such initial business combination. CCM hereby waives any rights to any fees payable pursuant to the IPO Engagement Letter and agrees that the Transaction Fee, if any, shall be the only fee payable to CCM by Client in connection with the closing of the Transaction.

If Client elects to deliver Deferred Shares, such Deferred Shares to be delivered shall be registered for resale under the Securities Act of 1933, as amended (the “Act”), pursuant to the registration rights granted to CCM as described below. Client shall provide to CCM written notice no earlier than 60 days, and no later than 90 days, following the consummation of the Transaction (the “Written Notice”) setting forth the number of Deferred Shares to be issued (and Client shall consider in good faith any comments made by CCM) which Written Notice shall be delivered to CCM two business days prior to the date Client anticipates delivering the Deferred Shares and in any event no later than two business days prior to the 90th day following the consummation of the Transaction. In no event shall Client deliver a number of Deferred Shares that would cause CCM, together with any other person with which CCM is considered to be part of a group under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or with which CCM otherwise files reports under Sections 13 and/or 16 of the Exchange Act, to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Act and the rules and regulations promulgated thereunder) of a number of shares of the Post-Closing Company that exceeds 9.9% of the number of shares of the Post-Closing Company that are outstanding at the consummation of the Transaction (in which case a cash payment shall be made by Client to CCM to ensure CCM does not receive more than 9.9% of the number of shares of the Post-Closing Company). The number of Deferred Shares shall be calculated based on a price per share (the “Post-Closing Purchase Price”) equal to the arithmetic average of the Daily VWAP (as defined below) for the ten (10) VWAP Trading Days (as defined below) ending on the VWAP Trading Day immediately preceding the delivery of the Written Notice; provided, however, in no event shall the Post-Closing Purchase Price be less than seventy percent (70.0%) of the value per share of the Post-Company’s common stock on the close of trading on the first VWAP Trading Day immediately following the closing of the business combination and if the Post-Closing Purchase Price would be less than seventy percent (70.0%) of the value per share of the Post-Company’s common stock on the close of trading on the first VWAP Trading Day immediately following the closing of the business combination, the Post-Closing Purchase Price shall equal seventy percent (70.0%) of the value per share of the Post-Company’s common stock on the close of trading on the first VWAP Trading Day immediately following the closing of the business combination.

As soon as practicable after the delivery of the Written Notice and in any event within two (2) VWAP Trading Days thereafter (such date, the “Share Delivery Date”), Client shall, at its expense, cause to be issued in the name of and delivered to CCM (or its designee) the number of fully paid and non-assessable Deferred Shares set forth in the Written Notice in book entry form with a restrictive legend to the effect that such shares may not be offered, resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law), mortgaged or otherwise disposed of by CCM (or its designee) absent an effective registration statement under the Act, or pursuant to an applicable exemption from the registration requirements of the Act. During any periods that a registration statement registering the resale of any Deferred Shares is effective or when such shares may be sold pursuant to Rule 144 under the Act or may be sold without restriction under Rule 144, Client shall, at its expense, direct Client’s transfer agent to remove any restrictive legends on any such shares following Client’s receipt of any documentation reasonably requested by Client or the transfer agent (including customary representations in connection with such sale and legend removal).

Client agrees that it will use reasonable best efforts to file with the Securities and Exchange Commission (at Client’s sole cost and expense) a registration statement registering the resale of the Deferred Shares (the “Registration Statement”) as promptly as practicable following the issuance of any Deferred Shares to CCM (or its designee), and in any case within thirty (30) days of such issuance, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. Client agrees to cause the Registration Statement, or another shelf registration statement that includes the Deferred Shares, to remain effective until the earliest of (i) the second anniversary of the date on which the Registration Statement is declared effective, (ii) the date on which CCM ceases to hold any Deferred Shares covered by such Registration Statement, or (iii) the first date on which CCM is able to sell all of its Deferred Shares issued hereunder under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Client’s obligations to include the Deferred Shares for resale in the Registration Statement are contingent upon CCM furnishing in writing to Client such information regarding CCM, the securities held by CCM and the intended method of disposition of such Deferred Shares as shall be reasonably requested by Client to effect the registration of such Deferred Shares, and execution of such documents in connection with such registration as Client may reasonably request that are customary of a selling shareholder in similar situations, provided that CCM shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of the Deferred Shares.

Notwithstanding anything to the contrary herein, CCM agrees to deliver and execute such documents in connection with such resale registration and delivery via DTC as Client may reasonably request that are customary of a selling shareholder in similar situations.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Client’s common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the Client (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Client’s common stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by CCM). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Trading Day” means a day on which trading in the shares of Client’s common stock generally occurs on the principal U.S. national or regional securities exchange on which the Client’s common stock is then listed or, if the Client’s common stock are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the shares of Client’s common stock are then traded.

The fees described in this Section 1 are compensation for the Engagement, which consists of work directly related to the Transaction. Any work outside of the scope of the Engagement shall be subject to additional compensation as separately agreed by the parties hereto.

Client also agrees to reimburse CCM upon consummation of the Transaction or upon termination of this letter agreement, for CCM’s reasonable and documented out-of-pocket expenses, including the reasonable fees and disbursements of outside attorneys arising in connection with any matter referred to herein, whether or not a Transaction is consummated, plus any sales, use or similar taxes (including additions to such taxes, if any) on any such expenses.

2.            Term of Engagement. This letter agreement shall remain in effect until terminated in writing by either party hereto in accordance with the terms hereof (the “Term”).  The Term may be terminated by either CCM or Client at any time with thirty (30) days’ advance written notice to the other.  Termination of this letter agreement shall not affect CCM’s right to indemnification or contribution or payment of the Advisory Fee in accordance with the terms of this letter agreement if the closing of the Transaction occurs within twelve (12) months following the termination of this letter agreement. Without limiting the foregoing, notwithstanding the termination of this letter agreement, the provisions of this letter agreement shall survive and remain operative in accordance with their respective terms.

3.            Scope of Liability. Neither CCM nor any of its control persons, members, managers, officers, employees, or agents shall be liable to Client or to any other person claiming through Client for any error of judgment or for any claim, loss or expense suffered by Client or any such other person in connection with the matters to which the Engagement relates except to the extent a claim, loss or expense arises out of or is based upon any action or failure to act by CCM or any of its control persons, members, managers, officers, employees, or agents that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of CCM or any such other person.

4.            Indemnity and Contribution. Recognizing that transactions of the type contemplated by the Engagement sometimes result in litigation and that CCM’s role is limited to acting in the capacities described herein, Client agrees to indemnify CCM and its control persons, members, managers, officers, employees, and agents (each, including CCM, an “Indemnified Person”) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of each such Indemnified Person’s counsel and all reasonable travel and other out-of-pocket expenses incurred by each such Indemnified Person in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of any actual or proposed Transaction or the Engagement; provided; however, that there shall be excluded from such indemnification any such claim, loss or expense to the extent that such claim, loss or expense arises out of, or is related to, any action or failure to act by any Indemnified Person that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Indemnified Person.

CCM shall notify Client in writing if any action, suit or investigation (an “Action”) is commenced against CCM within five (5) days after CCM or any other Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify Client shall not relieve Client from any liability that it may have hereunder, except to the extent that such failure so to notify Client materially prejudices Client’s rights. Client may assume, at its own expense, the defense of any Action exercisable upon written notice to CCM and any such Indemnified Person(s), if applicable, within 15 days of notice by CCM or such Indemnified Person provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by Client and reasonably satisfactory to CCM and such Indemnified Person(s), if applicable. The Indemnified Person shall have the right to participate in the defense of any Action with counsel selected by it subject to Client’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, there exists a conflict of interest between Client and the Indemnified Person that cannot be waived, Client shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If Client elects not to compromise or defend such Action, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this letter agreement, or fails to diligently prosecute the defense of such Action (and such failure to diligently prosecute is judicially determined), the Indemnified Person may, subject to the next paragraph, pay, compromise, and defend such Action and seek indemnification for any and all damages, expenses, liabilities and losses based upon, arising from or relating to such Action. The parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Action. CCM will not settle any claims or actions for which it seeks indemnification or contribution hereunder without the consent of the Client, which consent will not be unreasonably withheld, conditioned or delayed.

Notwithstanding any other provision of this letter agreement, Client shall not enter into any settlement of any Action without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed, except as provided in this paragraph. If a firm offer is made to settle an Action without permitting or leading to further claims, losses, liability or expense or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Action, and Client desires to accept and agree to such offer, Client shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Action and in such event, the maximum liability of Client as to such Action shall not exceed the amount of such settlement offer plus the Indemnified Person’s costs and expenses (including reasonable fees and disbursements of counsel and other out-of-pocket expenses) through the end of such ten (10) day period. If the Indemnified Person fails to consent to such firm offer and also fails to assume defense of such Action, Client may settle the Action upon the terms set forth in such firm offer to settle such Action. If the Indemnified Person has assumed the defense pursuant to the previous paragraph, it shall not agree to any settlement without the written consent of Client (which consent shall not be unreasonably withheld or delayed).

In the event that the foregoing indemnity is unavailable or insufficient to hold such Indemnified Person(s) harmless, then Client shall contribute to amounts paid or payable by such Indemnified Person(s) in respect of such claims, losses and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, Client and such Indemnified Person(s) in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

5.            Information Provided to CCM In performing the services described above, Client agrees to furnish or cause to be furnished to CCM such information as CCM reasonably believes appropriate to permit CCM to provide the services contemplated by this letter agreement to or for Client (all such information so furnished being the “Information”). Client represents and covenants that all Information furnished by Client or its agents will be complete and correct in all material respects, to the best of Client’s knowledge, and that Client will advise CCM immediately of the occurrence of any event or any other change known by Client or its agents which results in the Information ceasing to be complete and correct in all material respects. Client also represents and warrants that any projections or forecasts that it provides to CCM will be prepared in good faith and will be based upon assumptions which the management of Client believes in light of the circumstances in which they are made, are reasonable. Client recognizes and confirms that CCM (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make any appraisal of any of the assets or liabilities of Client.

6.            Confidentiality. In the event of the consummation and public disclosure of the Transaction, CCM shall, with the Client’s prior written consent (which shall not be unreasonably withheld), have the right to disclose its participation in the Transaction by listing the client name and logo on its website and in its marketing materials.

No analysis, information or advice, whether communicated in written, electronic, oral or other form, provided by CCM or its affiliates to Client or to its Client Representatives (as such term is defined below) in connection with the Engagement (the “CCM Information”) shall be disclosed by Client or such Client Representatives, in whole or in part, to any third party, or circulated or referred to publicly, or used for any purpose other than in connection with the Engagement and a Transaction without the prior written consent of CCM. Neither party may disclose to any third party the existence or terms of this letter agreement without the prior written consent of the other party. Notwithstanding anything herein to the contrary, the fact of CCM’s Engagement may be disclosed by Client to its affiliates and its directors, officers, accountants, legal advisors and employees (the “Client Representatives”) and to its underwriters to the extent required for the exclusive purpose of the Engagement or as required by law, rule or regulation. Client may disclose CCM Information to its Client Representatives solely for purposes directly related to the Engagement and a Transaction and shall cause each of its Client Representatives to whom the CCM Information is disclosed to commit to keeping such CCM Information confidential as provided by this Section 6. Client shall be responsible for any direct damages to CCM to the extent caused by breaches of this Section 6 by any of its Client Representatives.

CCM agrees to keep confidential all nonpublic information provided to it by Client, including without limitation trade information, business practices, trade secrets, and other proprietary information (the “Client Information”). Notwithstanding any provision herein to the contrary, CCM may disclose Client Information to its affiliates, members, officers, accountants, agents, legal advisors and employees (the “CCM Representatives”) to the extent required for the exclusive purpose of the Engagement. CCM shall cause each of its CCM Representatives to whom the Client Information is disclosed to commit to keeping such Client Information confidential as provided by this Section 6. CCM shall be responsible for any direct damages to Client to the extent caused by breaches of this Section 6 by any of its CCM Representatives.

Client Information and CCM Information shall be considered public and not protected by this letter agreement if (a) it is or becomes generally available to the public other than as a result of a disclosure by the receiving party or a representative of the receiving party in breach of the terms of this Section 6, (b) it becomes available to the receiving party on a non-confidential basis from a source not known by the receiving party to be under a duty of confidentiality to the disclosing party, or (c) if it is already known to the receiving party at the time of disclosure.

Nothing in this letter agreement shall obligate either party to refrain from disclosure of CCM Information or Client Information (as the case may be, “Confidential Information”) hereunder to the extent such disclosure is required by law, regulation or judicial process or at the request of a regulatory authority. In the event that any Confidential Information is required to be disclosed by law, including without limitation, pursuant to the terms of a subpoena or similar document or in connection with litigation or other legal proceedings, the receiving party of such information hereby agrees, to the extent permitted by applicable law or regulation, to notify the disclosing party promptly of the existence, terms and circumstances surrounding such request. To the extent permitted by applicable law or regulation, the receiving party shall allow the disclosing party, in its sole discretion and at its sole expense, to contest the disclosure of Confidential Information on the disclosing party’s behalf, and the receiving party will reasonably cooperate with the disclosing party in such efforts to contest such disclosure at disclosing party’s expense.

Each party hereto acknowledges and agrees that irreparable damage would occur to the other in the event any of the provisions of this Section 6 were not performed in accordance with their specific terms or were otherwise breached and monetary damages would not be a sufficient remedy for any such non-performance or breach. Accordingly, each party shall be entitled to specific performance of the terms of this Section 6, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Section 6 and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the State of New York and of the United States of America located in the Borough of Manhattan, New York City (and appellate courts therefrom) in addition to any other remedy to which such party may be entitled at law or in equity.

The parties hereto agree that the provisions of this Section 6 will survive the termination of this letter agreement for two (2) years after such termination.

7.            Governing Law. This letter agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles other than Section 5-1401 of the General Obligations Law. Each party hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Borough of Manhattan, New York City (and appellate courts therefrom) for any action, suit or proceeding arising out of or relating to this letter agreement (and each party hereby irrevocably and unconditionally agrees not to commence any such action, suit, or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts, and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. To the extent permitted by applicable law, Client hereby waives rights of setoff, and the right to interpose counterclaims in any lawsuit with respect to, in connection with or arising out of this Engagement, or any other claim or dispute relating to the engagement of CCM arising between the parties hereto. The provisions of this letter agreement shall be binding solely upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.            Trust Account Waiver.  CCM acknowledges it has read the Registration Statement prospectus of the Client and understands that Client will establish a trust account referred to in the prospectus for the benefit of the public stockholders of the Client (“Trust Account”) and that, except for a portion of the interest earned on the amounts held in the Trust Account, Client may disburse monies from the trust account only (a) to the public stockholders in the event they elect to redeem Client’s Class A ordinary shares in connection with the consummation of a business combination, (b) to the public stockholders if Client fails to consummate a business combination within the time period set forth in Client’s organizational documents, as disclosed in the prospectus, or (c) to the Client after or concurrently with the consummation of a business combination.  CCM hereby agrees that, notwithstanding anything to the contrary in this agreement, CCM does not now, nor shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, in connection with or relating to this agreement or the Transaction, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”); provided, however, that the foregoing waiver will not limit or prohibit CCM from pursuing (i) a claim against Client, the public stockholders of Client or any other person for legal relief against monies or other assets of Client held outside of the Trust Account (including any funds that have been released from the Trust Account and any asset that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with a claim for Client to specifically perform its obligations under this agreement or for fraud or (ii) a claim CCM may have with respect to its ownership of the special purchase acquisition company’s public securities (the “Retained Claims”).  CCM hereby irrevocably waives any Released Claims that CCM may have against the Trust Account now or in the future as a result of, or arising out of this agreement or the Transaction and will not seek recourse against the Trust Account for any Released Claims; provided, however, that CCM does not waive any Retained Claims.

9.            Right of First Refusal; Most Favored Nation. CCM shall have a right of first refusal during the Term and thereafter to act as Client’s (or, following the consummation of the business combination, its successor or parent entity’s) lead or co-lead financial advisor in connection with any “underwritten” Rule 144A offering, underwritten public offering (including, without limitation, convertible securities and preferred stock and an initial public offering) occurring before or after any Transaction, or other financing that may be undertaken by Client (or, following the consummation of the business combination, its successor or parent entity’s). Any engagement of CCM contemplated by this Section 9 will be on CCM’s customary terms for such transactions, including customary fees to be mutually agreed between CCM and Client; provided, however, that the fee payable to CCM shall be at least 20% of the economics.

10.            Miscellaneous.

(a)            Client acknowledges and agrees that the services to be provided pursuant to the Engagement will not include any accounting, tax or legal advice.

(b)            All notices or other communications to be given hereunder shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission (including, for the avoidance of doubt, by electronic mail transmission containing an electronic link to a communication or notification that is electronically accessible) or telecopy or by registered or certified mail (postage prepaid, return receipt requested) addressed as follows or such other address as may be substituted by notice as herein provided:

If to Client:

Newcourt Acquisition Corp.

2201 Broadway, Suite 705

Oakland, CA 94612

Attention: Marc Balkin

Electronic Mail: marcgbalkin@gmail.com

If to CCM:

J.V.B. Financial Group, LLC

3 Columbus Circle, 24th Floor

New York, NY 10019

Attention: General Counsel

Electronic Mail: gc@cohenandcompany.com

Any notice given hereunder shall be deemed to have been given upon the earliest of: (i) receipt, (ii) three (3) days after being deposited in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested and (iii) one (1) day after being sent by Federal Express or other recognized overnight delivery service, return receipt requested. In the case of notices to and from the U.S. to any other country, such notices shall be deemed to have been given upon the earlier of (A) receipt and (B) two (2) days after being sent by Federal Express or other recognized courier service, return receipt requested. In the case of notices sent by electronic mail transmission or telecopy, such notices shall be deemed to have been given when sent.

(c)            The parties understand that CCM is being engaged hereunder as an independent contractor to provide the services described above solely to Client, and that CCM is not acting as a fiduciary of Client, the security holders or creditors of Client or any other persons in connection with the Engagement.

(d)            Client understands and acknowledges that CCM and its affiliates, including Cohen & Company Inc. and investment funds (including investment funds managed by CCM and its affiliates), and their respective employees (collectively, the “CCM Group”), engage in providing a wide variety of financial consulting services and other investment banking products and services to a wide range of institutions and individuals. In the ordinary course of business, the CCM Group and certain of its employees, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, a party that may be involved in the matters contemplated by this letter agreement. With respect to any such securities, financial instruments and/or investments, all rights in respect of such securities, financial instruments and investments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the CCM Group may currently, and may in the future, have relationships with parties other than Client, including parties that may have interests with respect to Client, the Transactions or other parties involved in the Transactions, from which conflicting interests or duties may arise. Although the CCM Group in the course of such other activities and relationships may acquire information about Client, the Transactions or such other parties, the CCM Group shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that the CCM Group is in possession of such information, to Client or to use such information on Client’s behalf.

(e)            Client agrees that CCM may, following the announcement or disclosure of a Transaction, describe the Transaction in any form of media or in CCM’s marketing materials, stating CCM’s role and other material terms of the Transaction and using Client’s name and logo in connection therewith. Client agrees that any press release it may issue announcing a Transaction will contain a reference to CCM’s role as an advisor to Client in connection with the Transaction in form and substance reasonably satisfactory to CCM. In addition, Client will use its best efforts to include a reference to CCM’s role as an advisor to Client in connection with a Transaction in form and substance reasonably satisfactory to CCM in any press release issued by any counterparty to a Transaction.

(f)            If any term or provision of this letter agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to any person or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

(g)            It is understood and agreed between the parties that this letter agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person, other than an Indemnified Person, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

(h)            This letter agreement incorporates the entire agreement, and supersedes all prior agreements, arrangements or understandings (whether oral or written), between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto.

(i)            This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. Delivery of a signed counterpart of this letter agreement by e-mail in portable document format (“.pdf”) or comparable means of digital transmission will constitute valid and sufficient delivery thereof.

If you are in agreement with the foregoing, please sign and return the attached copy of this letter agreement, whereupon this letter agreement shall become effective as of the date hereof.

Very truly yours,

J.V.B. Financial Group, LLC

By:	/s/ Lester Brafman
	Name:	Lester Brafman
	Title:	CEO

Acknowledged and Agreed on

this ____ day of January, 2023:

Newcourt Acquisition Corp.

By:	/s/ Marc Balkin
	Name:	Marc Balkin
	Title:	Chief Executive Officer